LEASE AGREEMENT

This lease contract is created by and between Ajay Rajendran (the “Tenant”) and Ashok Dhurgampudi (the “Landlord”), dated March 28, 2017. Ajay Rajendran represents Beliss Corp.

The agreement is made following next agreements:

            Property to rent:

Tenant rents the premise which is 28 square meters and located by following address: 10a ptc colony, 5 street, Sembakkam, city Chennai, state Tamilnadu, India, ZIP: 600073.

            Term:

The Initial Term of the Lease begins April 1, 2017 and ends September 1, 2018. By providing written notice to Landlord, Tenant exercises renewal option in case of further rent.

            Rent:

The payment for 18 months amounts 2,700 USD. In case if Tenant pays for the rent each month, price will be 190 USD per month. The Agreement does not provide increasing of rent price during period of its validation.

            Possession:

The premise can be used by Tenant since April 1, 2017 according to the Lease Agreement.  This possession can be prolongated by will of Tenant in obedience to renewal option. If possession was not prolongated, Tenant removes all of his property from the territory of premise and yields up premise to the Landlord.

Alterations:

Tenant is not allowed to do any modifications, additions or improvements to the premise without permission of the Landlord. In case of breaking this agreement Tenant has to pay fine in amount of 100 USD and return the premise to original state.

            Use of Property/Absences:

Tenant is free to use the premise by his own will if it does not break other agreements and abides by the law.

Tenant has to inform Landlord in case of loss of any property from the premise not later than in one day after loss.

            Repairs:

Landlord has to keep the premise in proper statement. Repairs have to be made by Landlord according to correspond Tenant’s demand. Tenant has to make repairs in case if origin reason for repairs is Tenant himself.

Utilities:

Tenant has to pay all utility charges by himself except heating. Heating has to be paid by Tenant and Landlord in equal measure.

Signs:

Landlord has right to forbid any sign which is by his opinion has inappropriate content, too large or spoils the appearance of the premise. Also each sign has to correspond to zoning ordinances. All the damage dealt by removing of signs has to be paid by Tenant.

            Entry:

First day of each month Landlord has right to enter the premise accompanied by Tenant to inspect the premise.

            Termination:

Landlord and Tenant are able to terminate this Agreement without cause by giving written notice to another party. notification Tenant has to bring the premise to origin state, remove all the stuff which belongs to him and yield up the premise to Landlord.

            Damage:

In case if the premise has been damaged or destroyed Tenant has right to terminate the Lease Agreement within 10 days with refund for remaining months from Landlord in case if damage or destruction of the premise was not caused by Tenant.

            Entire agreement:

This agreement constitutes the entire Lease Agreement. It can be modified only in case if modifications satisfy both parties.

Landlord:

/s/ Ashok Dhurgampudi _____(signature)     March 28, 2017

Tenant:

/s/ Ajay Rajendran _____(signature)     March 28, 2017